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                                   EXHIBITS

(b)      By-laws as amended April 13, 2006.

(d)(11) Subadvisory Agreement, dated Sept. 24, 2006, between WEDGE Capital Management L.L.P. and RiverSource Investments, LLC.

(d)(12) Subadvisory Agreement, dated Sept. 24, 2006, between Systematic Financial Management, L.P. and RiverSource Investments, LLC.

(e) Distribution Agreement, effective May 1, 2006, amended and restated Sept. 14, 2006, between Registrant and IDS Life Insurance Company.

(g)(1) Custodian Agreement, dated Oct. 1, 2006, as amended Sept. 14, 2006, between Registrant and Ameriprise Trust Company.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)      Consent of Independent Registered Public Accounting Firm.